May 25, 2016

Fiona Laird
Via email

Dear Fiona,

I am very pleased to offer you the position of Chief Human Resources Officer for Newell Brands Inc. (“Newell” or the “Company”). Your employment will commence May 31, 2016 (the “Employment Commencement Date”). Your starting salary will be $29,167 per pay period (paid semi-monthly), or $700,000, if annualized. This position will be located in our corporate headquarters in Hoboken, New Jersey, and will report to the Chief Executive Officer of Newell Brands. We believe you will thrive in the Newell Brands culture, and we can help you achieve your professional goals
Upon hiring, you will be eligible to participate in the benefits program as outlined below. This outline of compensation and benefits is based upon the existing plans and programs of Newell and its subsidiaries, which will continue to exist for some time as we execute the Newell and Jarden integration plans. When our compensation and benefit plans are integrated under Newell Brands, you will be subject to the terms of those plans, although your targets will be substantially the same.

•
Leadership Equity Award Program (LEAP):  Subject to the approval of the Organizational Development and Compensation Committee of the Company's Board of Directors (the “Compensation Committee”), you will be eligible to participate in the Newell Leadership Equity Award Program (LEAP), subject to its terms, with a target award of 250% of your base annual salary. Actual grants may range between 0-200% of target based on Company and individual performance. Long-term incentive awards at your level are expected to be 100% performance-based restricted stock units. Your LEAP award will be approved at the May 10, 2016 Committee meeting, and will be issued effective as of your ECD.

•
Employment Security Agreement (ESA): You will be entitled to an employment security agreement which provides certain benefits and protections upon a Change in Control of the Company (as defined by the terms of the agreement).

•
Management Bonus Plan: You will be eligible to participate in our Management Bonus Plan. Your target bonus is 100% of earned base pay. Your bonus payout opportunity ranges from 0-200% of your targeted payout amount. Payout targets and bonus criteria are reviewed each year and may change from time to time.

•
Flexible Perquisites Program:  The Flexible Perquisites Program provides you with an annual cash allowance that may be used for such items as car, insurance, automobile maintenance, income tax preparation services, estate planning services, financial planning services, etc. This annual cash allowance will be commensurate with that of similarly situated employees at the Company, and is currently $21,638 USD per year. Additionally, you are eligible for an annual comprehensive executive physical through one of the Company’s preferred U.S. regional medical facilities.

•
Vacation:  You are eligible to accrue 2.08 days per month (equal to five weeks per year) of paid vacation. During your first year of employment, vacation time is pro-rated based on the quarter of hire, and administered pursuant to the Company’s Vacation Policy.

•
Holidays:  The Company provides 11 paid U.S. holidays per year – one of which is a floating holiday to be used at the discretion of the employee each year, including the year of hire. Once employment begins, you are eligible to receive all future holidays as scheduled by the Company, pursuant to the Holiday Policy.

•
401(k) Plan:  You are eligible to participate in the Newell Rubbermaid 401(k) Savings and Retirement Plan (the “401(k) Plan”) and may contribute up to 50% of your eligible salary on a pre-tax basis, to the maximum allowed by federal law. The Company matches 100% of the first 3% plus 50% of the next 2% of your contributions, to a total of 4% company match contributions. All employees are immediately eligible to participate and automatically vested in company contributions made to the plan.

•
Retirement Savings Plan:  Newell also makes an annual contribution to your account under the 401(k) Plan. This contribution is based on an annual 1,000 hour service requirement and ranges from 2% to 5% of eligible earnings, depending on age and service as defined in the plan. You become fully vested in RSP contributions after you complete three years of service.

•
Supplemental Executive Restoration Plan (SERP):  Newell may make annual credits to a SERP account on your behalf. Company credits, if made, range from 6% to 9% of eligible earnings, depending on age and service as defined by the plan. You are automatically vested in Company credits made to the SERP, subject to the terms thereof.

•	Deferred Compensation Plan (DCP): You may, subject to the terms of the DCP, elect to defer up to a maximum of 50% of your annual base salary and up to 100% of your Management Cash Bonus Plan.

•
Medical Coverage:  The Newell medical plan offers employees a choice of two Consumer-Driven Health Plans (CDHP) administered by Anthem Blue Cross Blue Shield: the Health Savings Account (HSA) Independence option and the Health Savings Account (HSA) Freedom Plus option. In each option, comprehensive medical and pharmacy coverage are integrated into a single plan. Employee premiums from each pay period are required and are made on a pre-tax basis. Except during open enrollment, you may not make changes to your medical coverage once your elections are made (within 30 days of being hired) unless you experience a qualified life event.

•
Dental Coverage:  You may choose to enroll in the Newell dental plan administered by Delta Dental. This program provides benefits for dental procedures including routine cleaning, basic services, major services and orthodontia for children. Employee premiums from each pay period are required and are made on a pre-tax basis. Except during open enrollment, you may not make changes to your dental coverage once your elections are made (within 30 days of being hired) unless you experience a qualified life event.

•
Voluntary Vision Program:  Newell offers a voluntary vision program that provides discounted coverage for glasses, contacts and exams through the VSP network of doctors. Employees pay the full cost of this group voluntary benefit program, with premiums from each pay period required and made on a pre-tax basis. Except during open enrollment, you may not make changes to your vision coverage once your elections are made (within 30 days of being hired) unless you experience a qualified life event.

•
Life Insurance and Accidental Death & Dismemberment (AD&D):  Newell provides all employees basic life and AD&D coverage, through MetLife, at no cost beginning on your first day of employment. The basic group life benefit is equal to two times your base annual salary, as defined by the plan. You also have the opportunity to purchase additional life insurance for yourself and/or your dependents at group rates. If you elect additional coverage, you must actively enroll with MetLife within 60 days of employment.

•
Other Benefits:  Newell also offers a comprehensive suite of other benefits to employees upon employment. These benefits include but are not limited to: wellness and disease management programs, Work-Life Support Program, dependent day care flexible spending, short- and long-term disability, critical illness, legal support program, adoption assistance, tuition assistance, NewellFlex, emergency evacuation and medical assistance while traveling abroad for business, long-term care insurance, employee discount programs, commuter transit flexible spending, identity theft protection, and more.

In light of the value and expertise you bring to this role, we have also agreed the following:

Onboarding Bonus. You will receive a one-time lump sum start bonus of $750,000, less applicable and necessary taxes and deductions, payable within thirty days of the Employment Commencement Date. By accepting this offer you are also acknowledging that should you voluntarily terminate your employment with Newell within one year (12 months) of your ECD, you will pay back 100 percent of this start bonus and, where permitted by applicable law, by your signature below, you authorize us to withhold this money from your final paycheck or any other amounts due to you if necessary.

Integration Equity Grant. On the ECD, you will be provided with an award of Restricted Stock Units (RSUs) valued at $3,750,000 (the “Integration Grant”) based on the Company’s stock price immediately prior to the date of approval by the Committee. One-third of these RSUs will vest on each year anniversary of the grant date, subject to the Company’s achievement of at least $100 million of total cost and expense reductions resulting from Project Renewal and from the integration of Jarden Corporation (“Jarden”) operations and personnel during the performance period beginning April 15, 2016 and ending April 30, 2017. Following the ECD, you will receive notification from Fidelity to accept your grant on their website. The RSU Award Agreement you accept on the Fidelity website thereafter governs the terms of this Integration Grant.

Termination Without Cause. If your employment is terminated by the Company for any reason other than Good Cause (defined below), you shall be entitled to the following compensation and benefits:

•
Severance pay in a total amount calculated pursuant the US Newell Severance Plan, in effect on the date of your termination, that applies to executives at your level (“Severance Plan”), presently providing 52 weeks of weekly base compensation thereunder, subject to applicable limitation as to amount under the Severance Plan, which severance will be payable in a lump sum no later than 60 days after your termination date (provided that if such 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be made in the second calendar year). This severance offer also includes any other benefits in the Severance Plan that run concurrently with severance pay under the Severance Plan, which may include a COBRA subsidy and outplacement services.

•
Your Management Bonus prorated by a fraction, the numerator of which is the number of days in the fiscal year in which your date of termination occurs through your date of termination and the denominator of which is three hundred sixty-five (365). This partial bonus payment will not be subject to any individual performance modifier, but will be paid out on the basis of actual corporate performance levels; provided that the Committee may exercise negative discretion to reduce the amount payable to a target payout level where the payout based upon achievement of actual performance levels exceeds the target payout. This partial bonus will be paid at the same time as Management Bonuses are paid to active Company employees, no later than March 15th of the following year.

•
All unvested stock options and LEAP awards shall forfeit except for a pro rata portion of those LEAP awards and stock options which would have otherwise vested during the 3-year period after your termination date. The portion of your unvested LEAP and option awards which shall be permitted to vest as if you remained employed during that 3-year period shall be calculated on a pro rata basis for each individual award to reflect the number of days between the grant date and your termination date relative to the total number of days constituting the vesting period of such award.

•	Any unvested portion of the Integration Grant which would have otherwise vested during the 3-year period after your termination date shall thereafter vest and become payable at such time, if any, as any performance goals applicable to the Integration Grant have been satisfied (without regard to any time-based vesting requirements, which requirements will cease to apply).

•
“Good Cause” is defined as failure or refusal to follow a lawful order of the Board of Directors, Newell’s senior management or your direct supervisor; misconduct; and/or violating Newell policy or its Code of Conduct & Ethics.

•
You will be required to sign a reasonable separation agreement (including confidentiality, non-solicitation and non-competition obligations) and release of claims provided to you by Newell in order for you to receive the foregoing severance items.

•	These severance provisions are in lieu of any payments or benefits under any US or other severance pay plan, statute or regulation.

•
Notwithstanding anything else set forth herein to the contrary, in the event you are actually entitled to receive benefits following a termination of your employment under your Employment Security Agreement as a result of the occurrence of a Change in Control (as defined therein) prior to your termination, you will not be entitled to receive severance benefits pursuant to this offer letter, and your severance benefits will be governed exclusively by the terms of your Employment Security Agreement, unless you elect to receive severance benefits under the terms of this letter and waive any benefits to which you are entitled under the Employment Security Agreement.

Termination Due to Death or Disability. In addition, should your employment terminate as a result of your death or Disability prior to the vesting of your Integration Grant, any portion of the Integration Grant which would have otherwise vested during the 3-year period after your termination date shall become vested on such date. “Disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Please note:

You will be solely responsible for any associated tax filings and payment of taxes associated with your employment, without any gross-up or additional compensation from the Company, provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company.

This offer of employment is also contingent upon successful completion of a background check and drug screening prior to employment and upon you executing various Company documents, including a confidentiality and non-solicitation agreement and agreeing to abide by the Company's Code of Conduct and Ethics. You will receive a testing kit from Omega Labs with instructions on how to complete your pre-employment drug screening. It is important that you schedule and complete your screening promptly so that your start date will not be impacted.
Payments and benefits provided under this letter are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code, which is the law that regulates severance pay. This offer letter shall be construed, administered, and governed in a manner that affects such intent, and Newell shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in a the imposition of additional tax under Code Section 409A. Although Newell shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this letter is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

Fiona, we are confident your skills and experience will be a tremendous benefit to Newell Brands. We are very excited about the potential to have your experience in the organization and sincerely hope you decide to join our team. This is a significant career opportunity, and we are certain you can and will make a difference.

Sincerely,

/s/ Michael B. Polk
Michael B. Polk
Chief Executive Officer

To indicate your acceptance of this offer, please sign in the space provided below and return it to me no later than May 31, 2016.

This offer is intended to lay out all elements of your compensation. Compensation offers outside this letter, or a previous offer letter, are not binding and will not be honored, so you should make sure you are clear on all parts of your offer and future expectations before signing this letter. Benefits programs, however, may change from year to year, so your benefits such as medical, dental, vision, retirement, and time off will be governed by the benefit plans in place at any given time.

At the same time this offer is merely a summary of the terms of the Company's offer to you and does not constitute or imply a contract of employment and that the Company may modify or terminate any of its benefit or compensation programs from time to time. Your signature indicates acknowledgement that if employed, your employment is to be "at will" which means that either the Company or you may terminate your employment at any time, with or without notice.

By signing this letter, you represent and warrant that you are not a party to any agreement that would limit your ability to work for Newell Brands Inc. You further represent and warrant that your employment with Newell Brands Inc. will not require you to disclose or use any confidential, proprietary or trade secret information belonging to your prior employers. You additionally understand and acknowledge that Newell Brands Inc. does not require nor want you to disclose any such confidential, proprietary or trade secret information.

By signing this letter, you acknowledge that your signature serves as written authorization for Newell Brands Inc. to deduct any relocation reimbursement sums due to it from any amounts that it may owe to you, including without limitation salary, wages, commissions, bonuses, vacation pay, or incentive pay, provided that such deduction is permissible under controlling law.

/s/Fiona Liard
Signature

Fiona Laird
Printed Name

June 1, 2016
Date